EXHIBIT 10.29e

CASH INCENTIVE AWARD AGREEMENT

AGREEMENT made effective ______ ___ , 201• by and among Tiffany & Co., a Delaware corporation (the “Company”), Tiffany and Company, the New York subsidiary corporation of the Company (“Tiffany”) and • (“Executive”).

Whereas, on March 19, 2014 the Board of Directors of the Company adopted, and on May 22, 2014 the stockholders of the Company duly approved, the Company’s 2014 Employee Incentive Plan, as subsequently amended (the “Plan”); and

Whereas, the Stock Option Subcommittee of the Compensation Committee of the Company was appointed the “Committee” under the Plan by said Board of Directors; and

NOW THEREFORE, based upon the foregoing and in consideration of the mutual promises hereinafter set forth, it is hereby AGREED as follows:

1. This Agreement is intended to be an Award Agreement, and the award granted herein is intended to be an Other Incentive Award, in each case pursuant to the Plan and subject to all terms and conditions set forth in such Plan, including the Plan provisions limiting implied rights.

2. Executive agrees that he/she shall not be entitled to any cash bonus in respect of the fiscal year ending January 31, 201• except as provided in this Agreement.

3. Tiffany agrees to pay, or failing that, the Company shall pay, a cash incentive award to Executive in respect of the fiscal year ending January 31, 201• only as follows:

(a)     Such award shall be paid, if at all, following the close of such fiscal year and after financial results have been determined and publicly announced, provided that Executive remains employed with Tiffany through the end of such fiscal year;

(b)     No award shall be payable unless the following Performance Measure is achieved: the Company’s consolidated operating earnings for such fiscal year (as adjusted by the Committee pursuant to Section 9.1 of the Plan) equal or exceed $• million; and

(c)     If the condition stated in subparagraph (b) is satisfied, a maximum incentive award of $• will be payable to you, subject to the discretion of the Committee to reduce such award. The Committee will not be limited in the exercise of such discretion.

4. This Agreement shall be governed by the law of the State of New York applicable to agreements made and to be performed within said state.

5. Notwithstanding any other provisions in this Agreement to the contrary, any incentive award or portion thereof paid to Executive under this Award Agreement shall be subject to deductions and clawback as may be required under any applicable law, government regulation or stock exchange listing requirement, or any policy adopted by the Company, including but not limited to the Policy for Recovery of Incentive-based Compensation Erroneously Awarded to Executive Officers, adopted by the Parent Board on September 18, 2013.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first stated above.

Tiffany & Co. (the “Company”)
[Name of Executive]
Tiffany and Company (“Tiffany”)

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